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                                                                      EXHIBIT 99

                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Thomas A. Minner
          President and Chief Executive Officer
          612/893-3254

                       Universal Hospital Services, Inc.
              Reviewing Alternatives to Enhance Shareholder Value


BLOOMINGTON, MN (December 19) - Universal Hospital Services, Inc. (NASDAQ:UHOS) reported today that the Special Committee of the Board of Directors and its financial advisor, Piper Jaffray Inc., have received at least four preliminary indications of interest to acquire the Company from qualified parties and a preliminary indication of interest from a major healthcare company to form a strategic alliance. Among the parties interested in acquiring the Company is a group comprised of certain management employees of the Company. All such indications of interest are at a very early stage and are subject to satisfactory due diligence, negotiations and other factors. Additional alternatives may become available to the Company. The Special Committee emphasized that no conclusions can or should be drawn at this time as to the effect this process will have on enhancing shareholder value.

The Special Committee, comprised of the Company's outside directors, was established to carry out the process announced November 11, 1996, to explore alternatives for enhancing shareholder value, including the possible sale of the Company, giving due consideration to the interests of the Company's employees, customers and other constituencies.

Universal Hospital Services, Inc., provides movable medical equipment to hospitals and other healthcare providers through equipment management programs utilizing Pay-Per-Use as the system for charging customers only for actual equipment usage.